                                                                    EXHIBIT 10.9


                         TRANSLATION SERVICES AGREEMENT

THIS TRANSLATION SERVICES AGREEMENT ("AGREEMENT") IS ENTERED INTO AS OF JANUARY 11, 2000 (THE "EFFECTIVE DATE") BY AND BETWEEN E-LINGO CORPORATION, WITH ITS PRINCIPAL PLACE OF BUSINESS AT 2600 SOUTH EL CAMINO REAL, SAN MATEO, CALIFORNIA, 94403 ("E-LINGO") AND AMAZESCAPE.COM, A NEVADA CORPORATION, WITH ITS PRINCIPAL PLACE OF BUSINESS AT 264 AIRMONT AVE., MAHWAH NJ, 07430 (THE "CUSTOMER").


                                    RECITALS

         A. e-lingo owns or is duly licensed to use certain technology that translates digital text on the internet from one language to another language.

         B. Customer provides Digital Content to its end users.

         C. e-lingo wishes to provide translation services to Customer so as to enable Customer's end users to translate Digital Content from one language to another language, and Customer desires to use such services.

                                    AGREEMENT

         In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

2.    SERVICE OBLIGATIONS; SITE INSTALLATION, ETC.

     2.1. TRANSLATION SERVICES. Subject to the terms and conditions of this Agreement, e-lingo shall provide the language translation Services of Digital Content to the Customer for use in the Site, such Services to be provided substantially in accordance with the functionality specifications, language pairs, performance criteria, and limitations set forth on Exhibit B. e-lingo shall also provide the technical support services substantially in accordance with the provisions set forth in Exhibit C.

     2.2. INTERFACE. Promptly after execution of this Agreement, e-lingo shall provide the e-lingo Data Protocol and the Interface Construction Tools to Customer. e-lingo grants to Customer, a non-transferable, nonexclusive license during the Term to use the e-lingo Data Protocol and the Interface Construction Tools solely to create and maintain the Interface to the e-lingo Translation Engine to the Site. Customer, at its own expense, shall create the Interface to the e-lingo Translation Engine for the Site and shall provide all disk storage, server capacity and other hardware and software required to run and maintain the Site and the Interface and to serve the advertisements on the Interface. e-lingo shall provide reasonable assistance (through telephone, email, the Web or fax) to Customer during regular business hours regarding development of the Interface and integration of the same with the e-lingo Translation Engine.

3.    MARKETING, PUBLICITY AND ATTRIBUTION.

     3.1. ATTRIBUTION. All Web pages containing translated Digital Content shall conspicuously display an icon to be provided by e-lingo (the "e-lingo Icon") that indicates that e-lingo's technology is being used. The e-lingo Icon shall measure at least 88 x 31 pixels and shall provide a link to a page of e-lingo's choice on e-lingo's Web site located at www.e-lingo.com. The e-lingo Icon shall be visible "above the fold" (that is, visible when the applicable Web page is loaded by a browser displaying an active region of 650x320 pixels). In addition, Customer will use e-lingo's standard disclaimer with respect to the use of the e-lingo Translation Engine.

     3.2. MARKETING OBLIGATIONS. Customer will use reasonable commercial efforts to promote and market the language translation services provided by e-lingo hereunder. Customer agrees to be a referenceable customer for press and analyst inquiries and quotes. Customer agrees to participate in co-marketing efforts to promote the e-lingo translation services. Details of the co-marketing efforts to be determined by marketing officers at e-lingo and Customer.

     3.3. TRADEMARK LICENSE. e-lingo hereby grants Customer a nontransferable, nonexclusive license under e-lingo's trademarks during the Term to display the e-lingo Icon on the Site. Customer hereby grants to e-lingo a nontransferable, nonexclusive license under Customer's trademarks during the Term to advertise that Customer is using e-lingo's services. Except a set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one party any right, title or interest in or to the other party's trademarks. All use of Customer trademarks by e-lingo shall inure to the benefit of Customer, and all use of e-lingo trademarks by Customer shall inure to the benefit of e-lingo.

4.    REPRESENTATIONS AND WARRANTIES.

     4.1. BY E-LINGO. e-lingo represents and warrants that (a) it has full power and authority to enter into this Agreement and to grant the rights and perform the translation services set forth herein, and (b) the Intellectual Property Rights incorporated by the e-lingo Translation Engine does not infringe in any material respect any copyright, patent, trade secret, or other proprietary right held by any third party. E-LINGO MAKES NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

     4.2. BY CUSTOMER. As between Customer and e-lingo, Customer acknowledges that e-lingo owns all right, title and interest in and to the e-lingo Technology (except for any software licensed by third parties to e-lingo), and that Customer shall not acquire any right, title, and interest in or to the e-lingo Technology. Customer shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any e-lingo Technology software or documentation. Customer will not remove, obscure, or alter e-lingo's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any e-lingo software or documentation.

5.    PAYMENTS.

     5.1. FEES Customer shall pay to e-lingo the fees described in Exhibit D.

     5.2. RECORDS. e-lingo and Customer agree to keep all proper records and books of account and all proper entries therein relating to the fee calculations made under Section 5. Such records and books of account shall be maintained for a one-year period following the year in which any payments pertaining to such revenue were due. e-lingo and Customer shall have the right to examine each others records and books of account from time to time but no more than once every six (6) months to verify statements rendered under Section 5.1. If any such examination indicates that Customer has underpaid or overpaid e-lingo, or that e-lingo has underbilled or overbilled Customer for any particular period, then e-lingo or Customer, as the case may be, shall promptly remit the difference to the other party.

     5.3. TAXES. All amounts to be paid by Customer to e-lingo herein are exclusive of any federal, state, municipal or other governmental taxes, including franchise, sales, use, value added, property or similar tax, now or hereafter imposed on e-lingo (excluding taxes on the net income of e-lingo). Such charges shall be the responsibility of Customer and may not be passed on to e-lingo. Customer takes full responsibility for all such taxes, including penalties, interest and other additions thereon and agrees to indemnify, defend and hold e-lingo harmless from any claims, causes of action, costs (including without limitation reasonable attorneys fees), penalties, interest charges and other liabilities of any nature whatsoever.

6.    CONFIDENTIALITY.

     6.1. DEFINITION OF CONFIDENTIAL INFORMATION. All information and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) business days of its disclosure, shall be deemed the "Confidential Information" of the disclosing party.

     6.2. TREATMENT OF CONFIDENTIAL INFORMATION. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this Agreement and that, except as required by law, it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of (i) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder, (ii) attorneys and accountants for such party, and (iii) federal or state agencies.

     6.3. NO OTHER CONFIDENTIAL INFORMATION. Neither party shall have any obligation under this Section 6 for information of the other party which the receiving party can substantiate with documentary evidence that has been or is
(i) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party; (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement;
(iii) publicly available without breach of this Agreement; (iv) disclosed without restriction by the disclosing party to a third party; or (v) known to the receiving party prior to its receipt from the disclosing party.

7.    INDEMNIFICATION.

     7.1. BY E-LINGO. e-lingo shall, at its expense and Customer's request, defend any third party claim or action brought against Customer, and Customer's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, which, if true, would constitute a breach of any warranty, representation or covenant made by e-lingo under this Agreement, and e-lingo will hold Customer harmless from and against any costs, damages and out-of-pocket fees reasonably incurred by Customer, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. Customer shall: (a) provide e-lingo reasonably prompt notice in writing of any such claim or action and permit e-lingo, through counsel mutually acceptable to Customer and e-lingo, to answer and defend such claim or action; and (b) provide e-lingo information, assistance and authority, at e-lingo's expense, to help e-lingo to defend such claim or action. e-lingo will not be responsible for any settlement made by Customer without e-lingo's written permission, which permission will not be unreasonably withheld.

     7.2. BY CUSTOMER. Customer shall, at its expense and e-lingo's request, defend any third party claim or action brought against e-lingo, and e-lingo subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, which, if true, would constitute a breach of any warranty, representation or covenant made by Customer under this Agreement, and Customer will hold e-lingo harmless from and against any costs, damages and fees reasonably incurred by e-lingo, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. e-lingo shall: (a) provide Customer reasonably prompt notice in writing of any such claim or action and permit Customer, through counsel mutually acceptable to e-lingo and Customer, to answer and defend such claim or action; and (b) provide Customer information, assistance and authority, at Customer's expense, to help Customer to defend such claim or action. Customer will not be responsible for any settlement made by e-lingo without Customer's written permission, which permission will not be unreasonably withheld.

     7.3. REIMBURSEMENT. The indemnifying party shall reimburse the indemnified party upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this
Section 7.

     7.4. SETTLEMENT. The indemnifying party may not settle any claim or action under this Section 7 without first obtaining the indemnified party's written permission, which permission will not be unreasonably withheld.

8.    TERM AND TERMINATION.

     8.1. TERM. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force for a period of __1__ year(s) thereafter, unless earlier terminated as provided herein.

     8.2. TERMINATION BY PARTIES. In addition to any other rights and/or remedies that Customer or e-lingo may have under the circumstances, all of which are expressly reserved, either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other party is in breach of any material warranty, term, condition or covenant of this Agreement and fails to cure that breach within thirty (30) days after written notice thereof.

     8.3. SURVIVAL. In the event of termination of this Agreement for any reason, Sections 1, 5, 6, 7, 8, 9 and 10 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

9. LIMITATION OF LIABILITY. IN NO EVENT WILL THE LIABILITY OF E-LINGO AND ITS LICENSORS AND SUPPLIERS ARISING OUT OF THIS AGREEMENT EXCEED THE NET AMOUNT E-LINGO HAS ACTUALLY RECEIVED FROM CUSTOMER UNDER THIS AGREEMENT. E-LINGO AND ITS LICENSORS AND SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT

LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.   MISCELLANEOUS.

     10.1. NOTICE. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or
(iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

     10.2. ASSIGNMENT. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

     10.3. GOVERNING LAW. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     10.4. INDEPENDENT CONTRACTORS. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

     10.5. FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder during any event of force majeure.

     10.6. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

     10.7. ENTIRE AGREEMENT. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties.

         IN WITNESS WHEREOF, the parties have caused this Translation Services Agreement to be signed by their duly authorized representatives.

E-LINGO CORPORATION


By: _________________________________________________

Name: _______________________________________________

Title: ______________________________________________


AmazeScape.com CORPORATION
Name of Customer


By: _________________________________________________

Name: _______________________________________________

Title: ______________________________________________

                                    EXHIBIT A

                                   DEFINITIONS

         The capitalized terms used in the Translation Services Agreement shall have the following meanings:

         1. "Digital Content" means digital text, including text email, text displayed on a Web pages, and text on Internet search results.

         2. "e-lingo Data Protocol" means the written specification on how an Interface communicates and interacts with the e-lingo Translation Engine.

         3. "e-lingo Technology" means the e-lingo Translation Engine and all other computer software, technology and/or documentation supplied by e-lingo in connection with this Agreement, including without limitation all source code and object code therefor and all algorithms, ideas and Intellectual Property Rights therein.

         4. "e-lingo Translation Engine" means the system of computer hardware and software operated by e-lingo that translates Digital Content from one human language to another human language.

         5. "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

         6. "Interface" means the editorial and graphical content and design of the Web pages served to end users of the Site, including without limitation all Digital Content of the Site.

         7. "Interface Construction Tools" means all software tools, if any, in object code form, provided by e-lingo to assist Customer to build the Interface to the e-lingo Translation Engine, including without limitation e-lingo application server.

         8 "Services" means the translation services of Digital Content from one human language to another human language provided by e-lingo through the e-lingo Translation Engine, as more fully described in Exhibit B.

         9. "Site" means a Single Web site established and maintained by Customer through which end-users may access the e-lingo Translation Engine to translate Digital Content from one language to another language.
The Site's URL address is _____________________.

         10. "Term" shall have the meaning set forth in Section 8.1.

         11. "Web" means the so-called World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.

         12. "Web page" means a document on the Web which may be viewed in its entirety without leaving the applicable distinct URL address.

         13.      "Web site" means a collection of inter-related Web pages. 13.

                                    EXHIBIT B

                       TRANSLATION SERVICES SPECIFICATIONS


         e-lingo shall provide translation services using the e-lingo Translation Engine under the Agreement in conformity with the following functionality specifications and performance criteria:

         1. Language Pairs. e-lingo shall provide machine language translation of Digital Content for the following language pairs:

                  (a) Current pairs: Between English and each of the following:

                           French, German, Spanish, Italian, Portuguese

                  (b) Future pairs: all language pairs that are made commercially available by e-lingo.

         The parties understand that the e-lingo translation service is computer translation and that the translation shall be subject to the limitations inherent in such translation as further described in e-lingo's standard disclaimer.

         2. Uptime. Uptime reliability of e-lingo language translation services must be 99.0% over any 30-day rolling period. Uptime is defined as the ability for a e-lingo to respond to a translation request of Digital Content (meeting the size limitations provided below) from the Customer within 30 seconds from receipt of such request. In addition, e-lingo is only responsible for maintaining uptime of the translation service.

         3. Response Time. The average time to return a translation of Digital Content must be equal to or less than ten seconds, which such time period does not include the retrieval of such Digital Content. This time is measured starting from when e-lingo has fully received the requested Digital Content from the Customer's server, and ending when e-lingo transmits the translated Digital Content to Customer.

         4. Size of Digital Content Requested to be Translated. Web page translations are limited to 8K of text per translation. Email and text translations are limited to 2K of text per translation.

                                    EXHIBIT C

                               SUPPORT GUIDELINES


1.       Definitions.

         (a) Hours of Operation. e-lingo will provide Customer with 7 x 24 support as set forth herein.

         (b) Problem. Any error, bug, or malfunction of the e-lingo Service that makes any feature of the e-lingo Translation Engine perform unpredictably or to otherwise become intermittently unavailable, or that causes the e-lingo Translation Engine to have a material degradation in response time performance.

         (c) Severe Problem. Any error, bug, or malfunction of the e-lingo Service that causes the e-lingo Translation Engine to become inaccessible to Customer and its Site end users, or that causes any feature of the e-lingo Translation Engine to become continuously unavailable.

         (d) Enhancement Request. A request by Customer to incorporate a new feature or enhance an existing feature of the e-lingo Translation Engine.

         (e) Fix. A correction, fix, alteration or workaround that solves a Problem or a Severe Problem.

2.       Contact points.

         (a) Customer Technical Support Personnel. Customer will designate no more than three Customer employees as qualified to contact e-lingo for technical support. Additional support contacts may be purchased on an annual basis at a rate of $5,000 each.

         (b) e-lingo Technical Support Personnel. e-lingo will ensure that its Technical Support Personnel are adequately trained to provide technical support to Customer. e-lingo will provide Customer with a web interface or an email address (the "Support Address"), as well as an email pager address (the "Support Pager") for contacting the e-lingo Technical Support Personnel no later than one week prior to initial availability of the translation services (the "Launch Date"). e-lingo will also provide Customer with contact information for executive escalation personnel no later than one week prior to the Launch Date. e-lingo may change its designated Technical Support Personnel and executive escalation personnel at its discretion with reasonable notice to Customer.

3.       Support procedures.

         (a) All Problems reported by Customer Technical Support Personnel to e-lingo must be submitted via web site or email to the Support Address.

         (b) If Customer believes it is reporting a Severe Problem, Customer will accompany its email request with a page via the Support Pager.

         (c) Upon receiving a report from Customer, e-lingo will determine whether the request is a Problem, a Severe Problem, or an Enhancement Request. e-lingo will respond to the request and use reasonable commercial efforts to provide a Fix as described in the support table set forth below.

         (d) e-lingo will use commercially reasonable efforts to inform Customer Technical Support Personnel of Fixes.

4.       Support levels.

         (a) e-lingo will provide the following technical support to Customer Technical Support Personnel:

---------------------------------------------------------------------------------------------------------------------
RECEIPT OF EMAIL REQUEST   TYPE OF EMAIL      TARGET RESPONSE TIME     TARGET FIX TIME AND REPORTING
                           REQUEST            FROM EMAIL RECEIPT

---------------------------------------------------------------------------------------------------------------------
During business hours or   Problem            Within 6 hours           Commercially reasonable best efforts with
other times                                                            weekly status reports to Customer

---------------------------------------------------------------------------------------------------------------------

During the hours           Severe Problem     Within one hour          Commercially reasonable best efforts with
between  6:00 a.m and                                                  daily status reports to Customer
9:00 p.m. Pacific time
---------------------------------------------------------------------------------------------------------------------

During other times         Severe Problem     Within two hours         Commercially reasonable best efforts with
                                                                       daily status reports to Customer

---------------------------------------------------------------------------------------------------------------------

During business hours or   Enhancement        Within three business    At e-lingo's discretion
other times                Requests           days
---------------------------------------------------------------------------------------------------------------------


         (c) In the event e-lingo does not respond to Customer within the target response time from email receipt set forth above, then Customer may contact the following e-lingo executive escalation personnel in order. Customer must allow one hour for response for each step in the escalation path.

                  Grace Zhang                        (650) 638-2505                     grace@e-lingo.com
                  Charlie Slater                     (650) 638-2505                     cslater@e-lingo.com
                  Bret Levy                          (650) 638-2505                     levy@e-lingo.com

                                    EXHIBIT D

                                      FEES


         All fees below are quoted in U.S. Dollars and all payments shall be made in U.S. Dollars. Customer shall pay all amounts due under this Agreement to e-lingo at the address indicated at the beginning of this Agreement or such other location as designated by e-lingo in writing

For this service, AmazeScape.com will:


- Pay e-lingo in accordance with the pricing scale below. AmazeScape.com will not be charged a setup fee, or a monthly minimum for e-lingo services.

         Number of Translations per Month                                        CPM
-------------------------------------------------------------------------------------------------------------
                        0 - 5K                                               12.00 CPM
-------------------------------------------------------------------------------------------------------------
                       5K - 25K                                              10.00 CPM
-------------------------------------------------------------------------------------------------------------
                      25K - 50K                                               9.00 CPM
-------------------------------------------------------------------------------------------------------------
                     50K - 100K +                                             8.00 CPM
-------------------------------------------------------------------------------------------------------------

- Payment of fees are due monthly. Payment will be due Net 15 days from the end of each month.

     -   Marketing

         Agree to be a referenceable customer for press and analyst inquiries, quotes and press releases.

         Agree to implement and launch the Browse and Text Translation Services within 60 days of signing the contract with e-lingo.

         Agree to allow e-lingo to do a customer win announcement regarding signing a contract with AmazeScape.com.


In exchange e-lingo will:

- Provide Translated Text and Translated Browse (urls or Web pages) Services to AmazeScape.com. The translations provided will be up to 2K in text size for text blocks and up to 8K in text size for translated Web pages.

- Provide an invoice to AmazeScape.com monthly that will be based on the number of translations provided by e-lingo to AmazeScape.com for that month.

Agree to be a referenceable customer for press and analyst inquiries, quotes and press releases.


                                      D-1